INDUSTRIAL LEASE
(Gateway Business Centre, Ltd.)

        THIS LEASE is made and entered into this 31st day of March, 2004, by and between GATEWAY BUSINESS CENTRE, LTD., a Florida limited partnership (hereinafter the “Lessor”), and MEDICAL TECHNOLOGY SYSTEMS, INC., a Florida corporation (hereinafter the “Lessee”).

WITNESSETH

        Lessor and Lessee hereby agree to perform their respective obligations set forth in this Lease, each in consideration of the other party’s performance of its obligations hereunder. Lessor hereby leases to Lessee the following described property located in Pinellas County, Florida:

         A.     That certain warehouse space having an overall area of approximately 104,388 square feet, including approximately 22,795 square feet of office space (hereinafter the “Premises”), and which space is located in a Building with a street address of 2003 Gandy Boulevard North, St. Petersburg, Florida (the “Building”), located on land depicted on Exhibit “A” attached hereto (the “Land”). The Land and Building are part of Gateway Business Park, owned and operated by Lessor (the “Business Park”). The Building has an approximate overall area of 132,548 square feet. The area of the Premises and Building is calculated by measuring the square footage of ground floor from the outside surface of the exterior walls (and as to the Premises, to the center of any demising wall). Attached hereto, marked Exhibit “B” and by this reference incorporated herein is a floor plan of the Premises which is intended only to show the general layout of the Premises and is not intended to be scaled; any measurements or distances shown should be taken as approximate.

         B.     The appurtenant, non-exclusive right to use the driveways, walkways, parking areas, utility easements, and other common areas of the Building and Land, including without limitation, Lessee’s Proportionate Share (as defined in Section 7 below) of the parking spaces located on the Land. In addition, Lessee shall have the exclusive right to use the “truck loading area” and the 20 parking reserved and visitor parking spaces, all as identified on Exhibit “A”.

                    1.     Lease Term.

                            (a)     The initial term of this Lease (the “Initial Term”) shall be for a period of twelve (12) years, commencing on the first (1st) day of October, 2004, as adjusted in accordance with the terms of the Work Letter attached hereto as Exhibit “C” (the “Commencement Date”). In addition, Lessee shall have the right to renew and extend this Lease (the “Renewal Option”) for two (2) renewal terms of five (5) years each (each, a “Renewal Term”), the first of which will commence upon the expiration of the Initial Term, and the second of which will commence upon the expiration of the first Renewal Term (if exercised). Lessee shall exercise this renewal option by giving Lessor written notice thereof at least nine (9) months prior to the expiration of the then current term (the Initial Term or first Renewal Term). In the event of such renewal, the “Term” shall include such Renewal Term and such renewal shall be upon the same provisions as for the Initial Term except that Base Rent shall be equal to Market Rate as determined hereunder.

                                     Within five (5) days after Lessor receives Lessee’s notice that it is exercising the Renewal Option (“Exercise Notice”), Lessor shall notify Lessee of Lessor’s good faith determination of the Market Rate. Within fifteen (15) days after Lessee’s receipt of Lessor’s determination, Lessee shall notify Lessor whether Lessee accepts or rejects said determination. In the event Lessee fails to notify Lessor within the foregoing fifteen (15) day period, Lessee shall be deemed to have rejected Lessor’s determination. If Lessee gives Lessor timely notice of its objection to Lessor’s determination, the arbitration process hereinafter set forth shall determine the Market Rate. Each party, at their own expense, shall then designate a real estate broker with not less than ten (10) years experience in commercial leasing transactions in the Pinellas County, Florida area and who has leased a minimum of 2 million square feet of industrial space, who shall determine and promptly report (and in no event later than the forty fifth (45th) day following Lessor’s receipt of the Exercise Notice) to both Lessor and Lessee in writing its determination of the Market Rate. If the higher of the Market Rates reported by the brokers is no more than five (5%) percent more than the lower rate, the Market Rate shall be an average of such amounts. However, if the higher amount is more than 105% of the lower amount, then within ten (10) days after receipt of both reports, Lessor and Lessee shall jointly appoint a third broker meeting the aforesaid criteria (or if Lessor and Lessee are unable to agree on such broker, each party shall identify a third broker acceptable to it, and the parties shall determine by coin flip which broker shall become the third broker), and the third broker shall determine the Market Rate by selecting either Lessor’s Market Rate determination or Lessee’s Market Rate determination according to whichever of the two valuations as set forth in the reports from Lessor’s broker or Lessee’s broker, respectively, is closer to the actual Market Rate in the opinion of such third broker. The third broker shall have no discretion other than to select one or the other report as aforesaid. The costs of such third broker shall be shared equally by Lessor and Lessee. The parties shall work together and coordinate efforts to obtain such third broker’s report in writing no later than sixty (60) days following the date of Lessor’s receipt of the Exercise Notice. Pending such determination and in the event the Renewal Term commences prior to the final determination of the Market Rate, Lessee shall continue to pay to Lessor the Minimum Rent payable for the last month of the then-current Initial Term or Renewal Term, subject to adjustment upon determination of Market Rate.

                                     The applicable fair market value rental rate (the “Market Rate”) shall be that rate (determined on a “net” lease basis) charged to Lessees for space of comparable size, location and conditions in comparable buildings located in the Pinellas County, Florida, further taking into consideration and making adjustment for all relevant factors establishing similarity and dissimilarity between the comparable lease and the leasing to Lessee of Premises for the Renewal Term, including without limitation, the following: the location, quality, condition and age of the building; the use, location, size and floor level(s) of the space in question; the condition and build-out of the premises; leasehold improvement allowances; abatements (including with respect to base rental, operating expenses and real estate taxes); extent of services provided or to be provided; any other adjustments (including by way of indices) to base rental; credit standing and financial stature of the Lessee; term or length of lease; the time the particular rental rate under consideration was agreed upon and became or is to become effective; the payment of a leasing commission and/or fees/bonuses in lieu thereof; and any other relevant term or condition in making such Market Rate determination.

                    2.     Rent. Beginning on the Commencement Date, Lessee shall pay Base Rent as set forth in this Section (assuming the area contained in the Premises as set forth above is correct) and Additional Rental as described in Section 6. below. Lessee shall also pay all sales tax due on Base Rent and Additional Rental paid under this Lease. Lessee shall not pay a security deposit under this Lease.

                            (a)     Year 1 Base Rent.  One the first (1st) day of October, 2004, and on the first (1st) day of each successive month thereafter up to and including September 1, 2005, Lessee shall pay Base Rent in the amount of THIRTY FIVE THOUSAND AND NO/100 DOLLARS ($35,000.00). In addition, Lessee shall pay estimated Additional Rental in accordance with Section 6 below, together with Florida sales tax. Lessor estimates Additional Rental for Year 1 of the Lease Term to be $19,572.75 (so that total Base Rent, Additional Rental and sales tax for Year 1 of the term is FIFTY-FOUR THOUSAND FIVE HUNDRED SEVENTY-TWO AND 75/100 DOLLARS ($54,572.75).

                           (b)     Year 2 Base Rent.  On the first (1st) day of October, 2005, and on the first (1st) day of each successive month thereafter up to and including September 1, 2006, Lessee shall pay Base Rent in the amount of FORTY-SEVEN THOUSAND THIRTY-NINE AND 84/100 DOLLARS ($47,039.84).

                           (c)     Year 3 Base Rent.  On the first (1st) day of October, 2006, and on the first (1st) day of each successive month thereafter up to and including September 1, 2007, Lessee shall pay Base Rent in the amount of FORTY-EIGHT THOUSAND FOUR HUNDRED FIFTY-ONE AND 04/100 DOLLARS ($48,451.04).

                           (d)     Year 4 Base Rent.  On the first (1st) day of October, 2007, and on the first (1st) day of each successive month thereafter up to and including September 1, 2008, Lessee shall pay Base Rent in the amount of FORTY-NINE THOUSAND NINE HUNDRED FOUR AND 56/100 DOLLARS ($49,904.56).

                           (e)     Year 5 Base Rent.  On the first (1st) day of October, 2008, and on the first (1st) day of each successive month thereafter up to and including September 1, 2009, Lessee shall pay Base Rent in the amount of FIFTY-ONE THOUSAND FOUR HUNDRED ONE AND 70/100 DOLLARS ($51,401.70).

                           (f)     Year 6 Base Rent.  On the first (1st) day of October, 2009, and on the first (1st) day of each successive month thereafter up to and including September 1, 2010, Lessee shall pay Base Rent in the amount of FIFTY-TWO THOUSAND NINE HUNDRED FORTY-THREE AND 76/200 DOLLARS ($52,943.76).

                           (g)     Year 7 Base Rent.  On the first (1st) day of October, 2010, and on the first (1st) day of each successive month thereafter up to and including September 1, 2011, Lessee shall pay Base Rent in the amount of FIFTY-FOUR THOUSAND FIVE HUNDRED THIRTY-TWO AND 06/100 DOLLARS ($54,532.06).

                           (h)     Year 8 Base Rent.  On the first (1st) day of October, 2011, and on the first (1st) day of each successive month thereafter up to and including September 1, 2012, Lessee shall pay FIFTY-SIX THOUSAND ONE HUNDRED SIXTY-EIGHT AND 03/100 DOLLARS ($56,168.03).

                           (i)     Year 9 Base Rent.  On the first (1st) day of October, 2012, and on the first (1st) day of each successive month thereafter up to and including September 1, 2013, Lessee shall pay Base Rent in the amount of FIFTY-SEVEN THOUSAND EIGHT HUNDRED FIFTY-THREE AND 07/100 DOLLARS ($57,853.07).

                           (j)     Year 10 Base Rent.  On the first (1st) day of October, 2013, and on the first (1st) day of each successive month thereafter up to and including September 1, 2014, Lessee shall pay Base Rent in the amount of FIFTY-NINE THOUSAND FIVE HUNDRED EIGHTY-EIGHT AND 66/100 DOLLARS ($59,588.66).

                           (k)     Year 11 Base Rent.  On the first (1st) day of October, 2014, and on the first (1st) day of each successive month thereafter up to and including September 1, 2015, Lessee shall pay Base Rent in the amount of SIXTY-ONE THOUSAND THREE HUNDRED SEVENTY-SIX AND 32/100 DOLLARS ($61,376.32).

                           (l)     Year 12 Base Rent.  On the first (1st) day of October, 2015, and on the first (1st) day of each successive month thereafter up to and including September 1, 2016, Lessee shall pay Base Rent in the amount of SIXTY-THREE THOUSAND TWO HUNDRED SEVENTEEN AND 61/100 DOLLARS ($63,217.61).

                           (m)     Late Fees.  The monthly rental payments shall be paid each month on the date set forth above, without demand, to Lessor at the address set forth in this Lease or at such other address as Lessor may designate in writing. In the event any rental payment is delinquent for a period of ten (10) days, then in that event, Lessee shall be liable for and agrees to pay a delinquent charge in an amount equal to five percent (5%) of each such delinquent payment, plus applicable sales tax.. A fee of $25.00 will be assessed for a check returned for insufficient funds.

                           (n)     Payments.  All checks issued as payment for any of the amounts described in this paragraph shall be payable to Gateway Business Centre, Ltd.

                    3.     Utilities.  Lessee will, at its own expense, contract for and pay and discharge all charges for electricity, gas, water, sewer and garbage collection, and telephone/telecommunication furnished in connection with or for the use of the Premises, or any part thereof, including the making of deposits with the proper authorities or person in order to secure such services. At the time of the commencement of the term of this Lease, if any of the aforesaid services are being furnished to the Premises from accounts that are in the name of Lessor, Lessee agrees to immediately change such service accounts with the proper authorities or persons into the name of Lessee. In the event that Lessee fails to change such accounts into Lessee’s name within five (5) days after the commencement of the term of this Lease, Lessor shall have the right without any notification to Lessee to immediately notify the proper authorities or persons to terminate the furnishing of such services to the Premises without incurring any liability to Lessee on account of such termination. Lessor shall provide easements and access rights to any utility provider as reasonably required by such provider in connection with the delivery of utility service to the Premises. Except as provided in Section 6 below as to electricity, if at any time during the Term of this Lease, any utility service purchased and paid for by Lessee includes service provided to the Expansion Space (as defined in Section 33, below) prior to the expansion of the Premises to include the Expansion Space, either (i) Lessor, at its election and cost, shall cause a separate meter to be installed measuring such service to the Expansion Space and Lessee shall not pay for the cost of such service, or (ii) Lessee shall receive a credit against Base Rent for the difference between the cost of services to the Premises and the Expansion Space less Lessee’s Proportionate Share of such cost.

                    4.     Insurance.

                            (a)     Lessee shall, during the full term of this Lease, and at its own expense, carry commercial general liability insurance in the limits commonly known as $1,000,000 single limit and will provide Lessor with evidence of said insurance naming Lessor as additional insured. Lessee shall provide Lessor with copies or original insurance policies within ten (10) days after the Commencement Date of the Lease, and within ten (10) days after January 1 of each year, or promptly upon request of Lessor at any time.

                            (b)     The insurance company selected by Lessee must meet the following eligibility requirements:

                                       (1)     The insurance company must be licensed in the State of Florida.

                                       (2)     The minimum financial requirements for the insurance company are as follows:

                                                 (i)     The insurance company must have been in business for at least five (5) years.

                                                 (ii)     The insurance company must have at Best policy holders’ rating of A.

                                                 (iii)     The insurance company must have a financial category rating of Class X or better as established by Best rating.

                                       (3)     Each policy must show as additional insured the Lessor and any lender with a mortgage encumbering the Leased Premises of whom Lessee has been given notice.

                                       (4)     Each policy must contain a waiver of subrogation clause and a replacement cost endorsement with no co-insurance and provide for ten (10) days’ prior written notice to Lessor and any mortgagee of Lessor encumbering the Premises in the event of cancellation.

                            (c)     The Lessor shall pay for and maintain, during the term, the following policies of insurance covering the Premises, the building and the business park:

                                       (1)     Commercial General Liability Insurance. Including, but not limited to, coverage for Personal Injuries, with limits of no less than $2,000,000 combined single limit for death, personal injury and property damage, per occurrence, and contractual liability, naming Lessee as an additional insured.

                                       (2)     Special Form (All Risk) property Insurance.  Upon all building improvements and alterations, including, but not limited to, fire and extended coverage, vandalism, malicious mischief and sprinkler leakage in the amount of one hundred percent (100%) of full replacement cost.

                                       (3)     Loss of Rents Insurance.  The Lessor will purchase insurance against the loss of rental income sustained due to any necessary suspension in the availability of the Premises as a result of direct physical loss or damage to the property. The loss of rental income insurance shall be sufficient to cover the total anticipated rental income from the Lessee’s occupancy of the Premises for twelve months, plus any other charges under the terms of this Lease which are the legal obligations of the Lessee and which would otherwise be the Lessor’s obligation.

                                       (4)     Flood Insurance.  Lessor will purchase flood insurance coverage for the property if the property is in an insurance flood zone in an amount per the market value of the Building.

                                       Lessee agrees to reimburse Lessor for the cost of Lessee’s Proportionate Share of said insurance, which cost shall constitute additional rental hereunder, and shall be payable in the manner set forth in Paragraph 6 of this Lease.

                                       To assist Lessor in evaluating Lessee’s insurance needs and requirements, Lessee has executed the insurance questionnaire attached hereto as Exhibit “D” and by this reference incorporated herein. Lessee has completed the insurance questionnaire with the understanding that Lessor intends to rely thereon.

                            (f)        Anything in this Lease to the contrary notwithstanding, Lessor and Lessee each hereby waives any and all rights of recovery, claim, action or cause of action against the other (and any assignee of Lessor and assignee or subtenant of Lessee) for any loss or damage that may occur to the Building or Premises or any improvements thereto, or any personal property of Lessor or Lessee, arising from any cause that (a) customarily insured against under the terms special form (all-risk) property insurance; or (b) is insured against under the terms of any property insurance actually carried. The foregoing waiver shall apply regardless of the cause or origin of the claim, including but not limited to the negligence of a party or that party’s agents, officers, employees or contractors.

                    5.     Taxes.  Lessee agrees to pay Lessee’s Proportionate Share of all real estate taxes assessed against the Land and Building during the term of this Lease (calculated at the greatest discount for early delivery, and excluding penalties and interest) in the manner set forth in Paragraph 6 of this Lease. All personal property taxes assessed against personal property located on the Premises shall be paid by Lessee. Lessor represents and warrants to Lessee that the Land is a separate tax lot. Lessee, at its sole cost, may contest ad valorem taxes, and Lessor shall fully cooperate with Lessee, at no out-of-pocket cost to Lessor. Lessor shall reimburse Lessee within 30 days after invoice for its costs incurred in connection with such contest to the extent of any reduction achieved in the real estate taxes for the Land and Building.

                    6.     Maintenance.  Lessor shall maintain the Building’s roof, structural load bearing walls and slab in a safe, orderly and good operating condition, at its sole expense, not to be included in C.A.M. (as defined in the next sentence). Lessor shall also maintain the common areas of the Building, the Land, and the Business Park in safe, orderly and good operating condition, and costs of so maintaining these common areas shall be known as “Common Area Maintenance” or “C.A.M.”, and shall include, but not be limited to, reasonable management expenses and landscaping services, and such other reasonable costs and expenses as may be paid by Lessor in connection with the upkeep, maintenance, repair, replacement and management of the Premises, the Building and the Business Park. Notwithstanding the foregoing, C.A.M. shall not include those items described on Exhibit “E” attached hereto.

                            Lessee agrees to pay Lessee’s Proportionate Share of all Common Area Maintenance incurred during the terms of this Lease (except that the costs incurred in connection with the Business Park shall be equitably allocated among all buildings within the Business Park), which amount shall constitute additional rental hereunder and shall be payable by Lessee to Lessor in the manner set forth in Paragraph 6 of this Lease.

                            This Lease is what is commonly called a “net lease”, it being agreed that except as expressly provided in this Lease, Lessor shall receive the Base Rent set forth in Section 2 free and clear of any and all impositions, taxes, real estate taxes, liens, charges or expenses of any nature whatsoever in connection with the operation and maintenance of the Premises. In addition to the Base Rent reserved under Section 2 and the Additional Rental payable under Section 6, Lessee shall be responsible to pay all charges it incurs in connection with the Premises, including utilities, insurance premiums, construction costs and any other charges, costs and expenses incurred by Lessee. Lessee shall in no event be entitled to any abatement of or reduction in rent payable hereunder, except as specifically provided in this Lease. Notwithstanding the foregoing, Lessor acknowledges that the electricity provided to the Premises is not separately metered from that provided to the Expansion Space. Lessee shall pay the cost of electricity consumed within the Premises and the Expansion Space directly to the electrical utility, however, until such time as Lessee leases the Expansion Space or Lessor constructs a demising wall separating the Premises from the Expansion Space and installs meters separately measuring electricity consumed in the Premises: (i) provided there is a tenant or other occupant in the Expansion Space, Lessee shall receive a credit of $6,500.00 per month against each monthly installment of Base Rent; and (ii) during the period when the Expansion Space is unoccupied, Lessee shall receive a credit of $3,750.00 per month against each monthly installment of Base Rent. That monthly credit will be increased or decreased from time to time, to reflect any changes in the electrical utility’s pricing of electricity.

                            Lessee shall maintain and repair, at Lessee’s expense, all of the fire extinguishers located within the Premises and all sprinkler systems located within the Premises. The maintenance obligations of Lessee for these matters shall include the obligation of Lessee to see that the fire extinguishers and sprinkler systems are maintained at the minimum code requirements, including having the systems inspected and recharged as necessary or as otherwise required under the applicable city, county or state codes. It will be an event of default under this Lease should Lessee fail to maintain fire extinguishers and sprinkler systems to the standard described herein or should the fire extinguishers or sprinkler systems not pass any inspection conducted by any appropriate governmental authority. In addition to the foregoing, Lessee shall be responsible to maintain and repair, at Lessee’s expense, all exit lights, emergency lights and smoke detectors located throughout the Premises, to include but not be limited to replacement of light bulbs and emergency batteries, whether located in emergency lights, emergency exits or smoke detectors. Lessee shall be responsible to modify and add any additional fire extinguishers, safety lights or other safety features required by any governmental entity as a result of Lessee’s utilization of the Premises. All such matters shall be done at the expense of the Lessee. All fire extinguishers, safety lights and safety features required by any governmental entity shall remain the property of Lessor upon Lessee’s termination of the Lease.

                            Lessee shall maintain and repair, at Lessee’s expense, all other portions of the Premises including, but not limited to plumbing, lighting, air conditioning, heating, electrical, ventilation, interior walls and painting, exterior doors and window glass replacement and repair. Maintenance obligations of Lessee shall include maintenance on each of the items, including by way of illustration and not limitation maintenance and servicing of the heating, air conditioning and ventilation systems, whether in the form of replacement of filters, repair and replacement of air conditioning compressors, air handlers, heat pumps and the like; replacement of light bulbs and/or fluorescent light bars and other components of the light system. Lessee shall, upon occupancy of the Premises, at its own cost and expense, obtain and keep in force at all times during the term of this Lease a suitable heating/air conditioning maintenance agreement with a third party acceptable to Lessor. Lessee shall provide to Lessor a copy of said agreement immediately upon occupancy of the Premises. The heating and air conditioning system shall be under the control of Lessee, except to the extent that such costs are covered either under a warranty running in favor of Lessor or, in the event of fire or other casualty, where claims are reimbursed under Lessor’s insurance. Lessee shall be responsible for pest control services and trash collection services as needed by Lessee.

                            To the extent that Lessee defaults (as defined in Section 19, below) in its performance of its responsibilities to maintain, repair and replace the above described portions of the Premises, then and in that event Lessor may undertake such maintenance, repair and replacement obligations, and immediately upon completion of such work shall cause the costs of the same to be billed to Lessee as additional rent. Lessee shall pay the same within ten (10) days from the date of receiving such bill. Failure to pay such bill shall result in a default under the terms of the Lease.

                            Lessee shall, at the termination of the Lease, by lapsed time or otherwise, surrender up the Premises in good order, reasonable use, wear and tear excepted. Lessee may, at its sole election, remove any tenant improvement installed by Lessee except as otherwise stated hereinabove at the termination of the Lease provided Lessee pays the cost of removal and repairs of any and all damage in or to the Premises resulting from such removal.

                    7.     Additional Rental.  As additional rental hereunder (“Additional Rental”), Lessee shall pay to Lessor, monthly in advance, Lessee’s Proportionate Share of: (i) the cost of Lessor’s insurance described in Section 4(b) above, (ii) real estate taxes described in Section 5, above, and (iii) Common Area Maintenance described in Section 6, above. Notwithstanding anything to the contrary contained in this Lease, Lessee shall not be obligated to pay Controllable Expenses in any calendar year which exceed by more than five percent (5%) the Controllable Expenses for the immediately preceding calendar year. “Controllable Expenses” means all Additional Rental except taxes, insurance and utilities. “Lessee’s Proportionate Share” means a fraction, the numerator of which is the square footage contained in the Premises, and the denominator of which is the square footage contained in the Building. Assuming Lessor’s measurement of the Building and Premises set forth in the Witnesseth provision of this Lease are correct, Lessee’s Proportionate Share is 78.75%. Prior to the commencement of each calendar year of the Lease term, or as soon thereafter as practicable, Lessor shall give Lessee written notice of its good faith estimate of the Additional Rental due from Lessee the ensuing year of the Lease term. On the first day of each calendar month of the ensuing year, Lessee shall pay to Lessor 1/12th of such estimated amount, provided, if such notice is not given on or before the January rental payment is due, Lessee shall continue to pay on the basis of the prior year’s estimate until the month after such notice is given. If at any time or times it appears to Lessor determines in good faith that its estimate of Additional Rental for the current year is understated by at least ten percent (10%), Lessor may, by written notice to Lessee, revise its estimate for such year, and subsequent payments of monthly installments of Additional Rental by Lessee shall be based upon such revised estimates. Within ninety (90) days after end of each calendar year of the Lease term, or as soon after such ninety (90) day period as practicable, Lessor shall deliver to Lessee a statement of Additional Rental and Base Rent payable under this paragraph for such year, certified by Lessor’s chief financial officer to be true and correct. If such statement shows that Lessee’s estimated payments for such year exceed the actual amount due, Lessor shall refund such excess payment to Lessee with delivery of the statement of Additional Rental. If such statement shows an amount owing by Lessee that is more than the estimated payments for such year previously made by Lessee, Lessee shall pay the deficiency to Lessor within fifteen (15) days after delivery of the statement. In the event the Commencement Date or the expiration date of this Lease fall on days other than January 1 and December 31, respectively, Additional Rental payable under this paragraph shall be calculated on a per diem basis for the actual number of days of the Lease term falling in the applicable calendar year.

                            Lessee, at its expense, shall have the right at all reasonable times to audit Lessor’s books and records relating to items affecting Additional Rental for any calendar year during the Lease term; provided that Lessee’s right to audit shall expire within two (2) years after Lessor has furnished to Lessee its Statement for the applicable calendar year and the final audit right shall expire within ninety (90) days from the Lease Termination Date and, Lessee has not notified Lessor in writing of Lessee’s election to conduct an audit. If Lessee has timely exercised its option to conduct an audit, Lessee shall have a period of ninety (90) days in which to complete the audit, which ninety (90) day period shall only commence after Lessor has afforded Lessee full access to such documents (in a location within the Business Park) as are in Lessor’s possession or control and which are necessary to conduct the audit including, without limitation (to the extent within Lessor’s possession and control), work papers prepared by Lessor’s certified public accountants, canceled checks, invoices, and such other documents as may be reasonably required, all of which documents shall be in accordance with generally accepted accounting standards. Lessor shall cooperate with Lessee as to facilitate the performance of Lessee’s audit. In the event that it is ultimately determined that a refund of any Additional Rental paid by Lessee which exceeds five percent (5%) of the total so paid by Lessee for such year (by agreement of the parties, by a final court determination, or otherwise) that the actual Additional Rental for any year is less than the amount set forth in Lessor’s Statement, then Lessor shall reimburse Lessee for such overcharge within fifteen (15) days of receipt of notice thereof. If the overcharge is by an amount in excess of five percent (5%), Lessor shall also reimburse Lessee for the cost or fees paid by Lessee in connection with such audit.

                    8.     Quiet Possession.  Lessor covenants, promises and agrees with Lessee that so long as the Lease term has not expired or otherwise terminated, Lessee shall and may lawfully, peacefully and quietly have, hold, use, occupy and enjoy the Premises hereby leased without disturbance.

                    9.     Use.  Lessee shall use and occupy the Premises during the term of this Lease only for the purpose of office/warehouse/assembly (which Lessor represents and warrants is permitted by the Building’s certificate of occupancy and pertinent law and codes) and for other uses permitted by pertinent laws and codes and no other purpose whatsoever without Lessor’s prior written consent, which consent shall not be unreasonably withheld. Lessee will not use or permit to be used the Premises hereby leased for any unlawful purpose or in any manner which would constitute a nuisance. Lessee will at all times comply with all laws or ordinances of any and all duly constituted governmental or municipal authorities, and of any and all of their departments and bureaus applicable to Lessee’s use of the Premises, and all lawful rules and regulations promulgated by said authorities and bureaus in connection with Lessee’s use of the Premises. However, nothing contained in this paragraph shall be construed to require Lessor or Lessee to make any structural repairs or other alterations to the Premises.

                    10.     Rules and Regulations.  Lessee shall observe that Building Rules and Regulations, if applicable, and such other reasonable Rules and Regulations as Lessor may make, and which, in Lessor’s reasonable judgment, are needed for the general well being, safety, care and cleanliness of the Premises and the Building, provided no such rule shall limit or restrict any right of Lessee under this Lease.

                               Attached hereto as Exhibit “F” and by this reference incorporated herein, are the current rules and regulations affecting the Premises. Lessee agrees to abide by these rules and regulation.

                    11.     Construction Liens.  Lessee shall have no authority to incur, create or permit, and shall not incur, create, permit or suffer any lien for labor or materials or services to attach to the interest or estate of either Lessor or Lessee in the Premises or other real estate of which the Premises form a part, and neither Lessee, nor anyone claiming by, through or under Lessee, shall have any right to file or place any labor or material lien of any kind or character whatsoever or any mechanics lien or other lien of any kind, upon the Premises or other real estate of which the Premises form a part, so as to encumber or affect the title of Lessor, and all persons contracting with Lessee directly or indirectly, or with any person who in turn is contracting with Lessee, for the erection, construction, installation, alteration or repair of the Premises or any improvements therein or thereon, including fixtures and equipment, and all materialmen, contractors, mechanics, laborers, architects, engineers and others are hereby charged with notice that as and from the date of this instrument, they and each of them must look to Lessee only to secure the payment of any bills or charges or claims for work done, or materials furnished, or services rendered or performed during the term hereby demised. Lessor and Lessee acknowledge and agree that each will execute a short form Memorandum of Lease memorializing the limitations on construction liens contained hereinabove. The Memorandum of Lease will be executed in recordable form and may be executed by Lessor in its sole discretion. The form of the Memorandum of Lease is attached hereto as Exhibit “G”.

                    12.     Assignment and Subletting.  Lessee will not assign this Lease without the written consent of Lessor, and Lessor agrees that such consent will not be unreasonably withheld or delayed. In the event that Lessor does consent to such assignment or subletting, it is understood and agreed that such will in no way relieve Lessee of its obligation to pay the rents as provided herein during the term of this Lease. Notwithstanding anything to the contrary set forth herein, Lessee shall have the right, without obtaining Lessor’s consent, but with prior written notice to Lessor (where permitted by applicable law), to: (a) assign this Lease or sublet all or any part of the Premises to a parent, subsidiary or affiliate of Lessee, or to a successor of Lessee (by merger, consolidation, or transfer of all or substantially all of Lessee’s assets), or (b) assign this Lease or sublet all or any part of the Premises to any operating division, group, department, or group of individuals formerly controlled by or under common control with Lessee (collectively an “Operating Unit”), which has ceased to be controlled by or under common control with Lessee as a result of a spin-off from Lessee or otherwise (regardless of whether such assignment or sublet is to a new entity formed by such Operating Unit, or to an existing entity of which the Operating Unit becomes a part). In no event will any such assignment release Lessee from its obligations under this Lease.

                    13.     Inspection and Emergency Access.  Lessee will permit Lessor to enter upon the Premises upon reasonable notice during the usual business hours for the purpose of making inspections or repairs, or for the purposes of obeying any laws or orders of any duly constituted governmental or municipal authorities, and/or for the purpose of exhibiting the Premises to prospective tenants or purchasers within six (6) months of the expiration of the Lease, provided Lessor does not materially or unnecessarily interfere with the operation of Lessee’s business. In making such inspections or repairs, Lessor shall observe all reasonable security regulations of Lessee and shall hold in confidence any information concerning business or products of Lessee which they, or any of them, may discover while present on the Premises.

                               In addition, Lessor shall have the right of emergency access (where Lessor reasonably deems that life or property are in immediate peril) to the Premises without any required notice to Lessee. By way of example and without limitation, Lessor shall have the right of emergency access in case of fire, fire alarm or circumstances where Lessor reasonably deems that life or property are in immediate peril. In order to facilitate said emergency access, Lessee shall at all times during the term of this Lease provide Lessor with a set of working keys and current alarm codes for the Premises. Nothing herein shall be deemed to require emergency access by Lessor or result in any Lessor liability for its actions or failure to take action.

                    14.     Hazard Damage.  The parties hereto agree if, by virtue of fire, storm or any cause other than the deliberate act of Lessee, the Premises becomes partly or wholly unusable by Lessee for Lessee’s intended purpose, then and in that event, the Base Rent and Additional Rental shall abate in proportion to the area of the Premises which are unusable for Lessee’s intended use for so long as they remain unusable. In the event the Premises are not totally destroyed, Lessor agrees to rebuild the Premises to their condition immediately preceding the casualty with all possible dispatch and deliver the same to Lessee within a period of one hundred eighty (180) days after the event causing the destruction. In the event the Premises are totally destroyed (which for purposes of this paragraph means that in the reasonable opinion of a licensed general contractor, restoration would require more than 240 days after the date of the casualty), then Lessee shall have the option to terminate this Lease within a period of thirty (30) days after the same destruction. In the event this Lease is not thus terminated, Lessor agrees to rebuild the Premises with all possible dispatch and deliver the same to Lessee within a period of not more than two hundred forty (240) days after an event causing total destruction. However, in no event shall Lessor be obligated to do any rebuilding if the remaining term of this Lease, including any exercised renewal option, shall have less than one (1) year to run following the expected completion of such rebuilding. Lessee shall also be responsible for all of Lessee’s equipment and/or data contained in said equipment in the event of an electrical storm or other hazard which may cause damage or destruction of data in computers and other equipment.

                    15.     Alterations.  Except as otherwise provided in this paragraph, Lessee will not make any improvements, installations, alterations or additions in or to the Premises without the written consent of Lessor, which consent shall not be unreasonably withheld, delayed or conditioned. If Lessor consents to such improvements, alterations or additions, any such improvements shall be installed at Lessee’s expense in substantial accordance with plans approved by Lessor and only by such contractors reasonably acceptable to Lessor. Lessee also agrees that all work will be done in a workmanlike manner, with all applicable permits being obtained and shall conform to all applicable codes. To the extent that any alteration is atypical of leasehold improvements within the Business Park and imposes demolition costs in connection with its removal materially greater than that of typical leasehold improvements, then if Lessor notifies Lessee in writing at the time of Lessor’s approval of such alteration that Lessee must remove such alterations at the expiration of the Lease term, Lessee shall remove such alterations and restore the Premises to its condition prior to the construction of those alterations. Notwithstanding the foregoing, Lessor has approved Lessee’s leasehold improvements related to the construction of the approximately 22,795 square feet of office space within the Premises, and Lessee shall not be required to demolish or remove any portion of such leasehold improvements at the expiration of the Lease term.

                    16.     Subordination.  Lessor represents and warrants to Lessee that Lessor holds fee simple title to the Building and Land, free and clear of all liens and encumbrances except for the mortgage in favor of Teachers Insurance and Annuity Association of America, Inc. (the “Lender”). Simultaneously with Lessor’s delivery of the executed original of this Lease to Lessee, Lessor shall deliver to Lessee a Subordination, Non-Disturbance and Attornment Agreement in the form attached hereto as Exhibit “H” (the “SNDA”) executed by the Lender. At the request of any subsequent mortgagee of Lessor who agrees to execute and deliver an SNDA to Lessee, Lessee agrees to execute and deliver an SNDA to such mortgagee. Any mortgage placed on the Premises by Lessor will not cover the equipment, furniture or furnishings owned by Lessee.

                    17.     Estoppel Letter.  Each party shall, within fifteen (15) days after receiving a written request from the other, execute an Estoppel Letter and/or statement in writing certifying:

                              (a)     That the term of this Lease has commenced, setting forth the date of such commencement;

                              (b)     That this Lease is unmodified and in full force and effect or, if there have been modifications, that the Lease is in full force and effect as modified, stating the modification;

                              (c)     Whether or not there are then existing any known defaults, offsets or defenses against the enforcement of any of the certifying party’s covenants hereunder (and if so, specifying them);

                              (d)     The dates to which rent and other amounts have been paid in advance, if any;

                              (e)     If the Lessee is the certifying party, whether Lessee has acquired any interest in the Premises except for its interest under this Lease; and

                              (f)     Whether the certifying party has executed a mortgage or otherwise made any transfer or assignment of any part of the leasehold estate or Premises.

                    18.     Brokerage Agency Disclosure and Commission.

                              (a)     Grady Pridgen, Inc., a Florida corporate real estate broker, hereby discloses that it has been engaged by and acts as the agent of Lessor.

                              (b)     Lessor has agreed to pay a commission to Grady Pridgen, Inc. and CB Richard Ellis pursuant to a commission agreement set forth under a separate document. Lessee warrants that it has engaged no broker other than CB Richard Ellis in connection with this Lease and agrees to indemnify and save Lessor harmless from any claim (including reasonable attorneys’ fees) for a commission from a broker claiming to have worked with Lessee in connection with this Lease.

                    19.     Default Provisions.

                              (a)     The happening of any one or more of the following events shall, at the option of Lessor, constitute a default of this Lease on the part of Lessee and Lessor shall have such remedies as are herein provided:

                                        (1)     If Lessee fails to timely pay any installment of any Base Rent or Additional Rental due hereunder and such failure continues for ten (10) days after notice that such amount is due (except that Lessor shall not be required to provide more than two such notices in any calendar year, after which Lessee shall be deemed in default if any such payment is not paid within ten (10) days after the date due); or

                                        (2)     If Lessee fails to fully and promptly perform any non-monetary act, term or provision required of it in the performance of this Lease. If a breach is claimed under this subparagraph, written notice specifying the nature of such claimed breach shall be given to Lessee and Lessee shall have fifteen (15) days to cure such breach or such longer time as may reasonably be necessary due to the nature of such breach; or

                                        (3)     If Lessee petitions or applies to any tribunal for the appointment of a trustee or receiver of Lessee or commences any proceedings relating to Lessee under any bankruptcy, reorganization, arrangements, insolvency, readjustment, dissolution, liquidation law of any jurisdiction whether or not hereinafter in effect; or

                                        (4)     If any such petition or application is filed or any proceedings are commenced against Lessee and Lessee, by any act, indicates its approval thereof, consents thereto or acquiesces therein, or an order is entered appointing such trustee or receiver, or adjudicating Lessee bankrupt or insolvent, or approving the petition in any such proceedings, and such order remains in effect for more that 180 days.

                              (b)     Upon the happening of any of the above events of default, Lessor may, at Lessor’s option:

                                        (1)     Terminate and end this Lease and re-enter upon the Premises and at Lessor’s option, all of Lessee’s rights, title and interest under this Lease shall end and Lessee shall become a tenant at sufferance; or

                                        (2)     Elect to declare the entire rent for the balance of the remainder of the term, reduced by the fair market value of the Premises for the remainder of the term, and thereupon said term shall terminate at the option of Lessor except that, to the extent rents have been collected, Lessee shall be entitled to remain in possession to the exhaustion of the period covered by the rentals so collected; or

                                        (3)     Take possession of the Premises and rent the same for the account of Lessee.

                                        The exercise of any of the above options shall not be deemed to be the exclusive remedy of Lessor. In addition thereto, Lessor shall have the right of any of the provisions of the laws of the State of Florida governing default by Lessee, and, in any event of default by Lessee, Lessor shall take all reasonable action to mitigate damages.

                              (c)     If Lessee is in default under this Lease more than two (2) times within any twelve (12) month period, regardless of whether or not such default is cured, then, without limiting Lessor’s other rights and remedies provided for in this Lease or at law or in equity, the security deposit shall automatically be increased by an amount equal to or greater than two (2) times the original Security Deposit.

                    20.     Right to Cure Default. If either party (the “Defaulting Party”) fails to perform any obligation or covenant of this Lease and such failure is not cured within fifteen (15) days after notice from the other party (or such longer time as may reasonably be necessary due to the nature of such breach, provided cure of such failure is commenced within that fifteen (15) day period and thereafter diligently pursued), then in addition to all other remedies permitted at law or in equity the other party (the “Non-Defaulting Party”) may, but is not obligated to, perform the same for the account of the Defaulting Party, and the Defaulting Party shall reimburse the Non-Defaulting Party upon written demand for any expense incurred therefore together with interest at the highest legal rate from the date of Non-Defaulting Party’s disbursement of the expense (together, the “Reimbursement”). If the Defaulting Party fails to pay such Reimbursement within thirty (30) days after such written demand, the Non-Defaulting Party may offset the amount of the Reimbursement from any amount it owes to the Defaulting Party under this Lease. Notwithstanding the foregoing, if Lessor notifies Lessee within such thirty (30) day period that Lessor in good faith disputes Lessee’s right to such offset, then Lessee shall not be permitted to offset the Reimbursement until Lessee obtains an order from a court of competent jurisdiction permitting such offset.

                    21.     Notices.

                              (a)     The rent payable under this Lease and any notices to Lessor shall be delivered to:

                                        Gateway Business Centre, Ltd.
                                        c/o Grady Pridgen, Inc.
                                        3093 46th Avenue North
                                        St. Petersburg, FL 33714

                              (b)     Notices to Lessee shall be delivered to:

                                        Medical Technology Systems, Inc.
                                        c/o Todd E. Siegel
                                        2003 Gandy Boulevard North
                                        St. Petersburg, FL 33716

With a copy to:             Holland & Knight LLP
                                        100 North Tampa Street
                                        Suite 4100
                                        Tampa, Florida 33602
                                        Attn: Richard D. Eckhard, Esq.

Any notice shall be in writing and hand delivered or mailed by registered or certified mail, return receipt requested, to the address set forth above or to such other address as either party may hereafter designate by written notice to the other party. Notice by hand delivery shall be deemed given when received (or rejected) and notice by mail shall be deemed given on the third business day following the date of mailing.

                    22.     Gender Usage.  The use of any gender herein shall be deemed to be or include the other gender and the use of the singular herein shall be deemed to be or include the plural (and vice versa), wherever appropriate.

                    23.     Successors.  This Lease shall be binding upon the heirs, personal representatives, successors and assigns of the parties hereto.

                    24.     Radon Disclosure.  Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

                    25.     Government Compliance.  Lessor represents and warrants to Lessee that as of the date of construction of the Building, the Land, Building and Premises comply with all federal, state or local laws, ordinances or regulations, including without limitation, environmental and accessibility laws (together, “Applicable Laws”). Lessee shall use the Premises in compliance with Applicable Laws, and shall not cause the Premises to violate any Applicable Law. Lessee shall not use, generate, manufacture, store or dispose of on, under or about the Premises or transport to or from the Premises any flammable explosives, radioactive materials, hazardous wastes, toxic substances defined as or included in the definition of “hazardous materials”, or “toxic substances” under any applicable federal or state laws or regulations, but specifically excluding any substances used by Lessee in the ordinary course of its business in accordance with applicable federal, state and local laws and regulations (collectively referred to herein as “Hazardous Materials”).

                              Lessee shall be solely responsible for, and shall indemnify and hold harmless Lessor, its successors and assigns, from and against any loss, damage, cost, expense or liability directly or indirectly arising out of or attributable to the use, generation, storage, release, threatened release, discharge, disposal or presence of Hazardous Materials on, under or about the Premises as a result of the action or inaction of Lessee, its agents, contractors, employees or invitees, including without limitation: (a) all foreseeable consequential damages; (b) the costs of any required or necessary repair, cleanup or detoxification of the Premises, and the preparation and implementation of any closure, remedial or other required plans; and (c) all reasonable costs and expenses incurred by Lessor in connection with clauses (a) and (b) of this paragraph, including, but not limited to, reasonable attorneys’ fees.

                              Lessor shall be solely responsible for, and shall indemnify and hold harmless Lessee, its successors and assigns, from and against any loss, damage, cost, expense or liability directly or indirectly arising out of or attributable the breach of any Lessor representation or warranty in this Section 24 or to the use, generation, storage, release, threatened release, discharge, disposal or presence of Hazardous Materials on, under or about the Land, Building or Premises as a result of the action or inaction of Lessor, its agents, contractors, employees or invitees, including without limitation: (a) all foreseeable consequential damages; (b) the costs of any required or necessary repair, cleanup or detoxification of the Premises, and the preparation and implementation of any closure, remedial or other required plans; and (c) all reasonable costs and expenses incurred by Lessee in connection with clauses (a) and (b) of this paragraph, including, but not limited to, reasonable attorneys’ fees.

                    26.     Signage.   Lessee shall not be permitted to install, construct, inscribe, paint, affix or display any sign, advertisement or logo visible from the exterior of the Premises in any common area without Lessor’s prior written consent, not to be unreasonably withheld or delayed. The exact size, design, configuration and replacement of all signs, advertisements and logos shall be subject to the reasonable approval of Lessor, the approval of the City of St. Petersburg or Pinellas County, Florida, and any other applicable governmental authorities. Under no circumstances may any sign, advertisement or logo violate any ordinance, rule or regulation of any governmental authority. Lessee hereby agrees to seek and obtain any and all governmental approvals, permits or licenses necessary for the lawful operation and placement of any signs, advertisements or logos approved by Lessor, and to provide copies of such permits or licenses to Lessor. All costs of installation, construction, erection, illumination (where appropriate), maintenance, repair and removal of any of the above referenced items shall be the obligation of Lessee. Before erecting or placing any signs, advertisements or logos or beginning any construction pursuant to preparation for the erection or placement thereof, Lessee shall submit to Lessor, for Lessor’s review and approval, detailed plans and specification for all work to be performed. After obtaining Lessor’s approval of said plans and specifications, the signs, advertisement or logos are to be constructed pursuant to the plans and specification without any deviation therefrom whatsoever. Upon vacating the Premises, Lessee shall remove all signs, advertisements or logos and repair all damage caused by such removal. Lessee’ obligation to observe or perform this covenant shall survive the expiration or termination of this Lease. Lessee hereby agrees to indemnify and hold Lessor harmless from and against any and all loss, cost, damage, claim, suit, action for any damage or injury to any person or property caused by the installation, construction, erection, maintenance, repair or removal of any of said signs, advertisements or logos.

                    27.     Condemnation.  If any substantial portion of the Premises or the access to or parking for the Building shall be taken by eminent domain, Lessee shall have the right to terminate this Lease as of the date of taking by giving written notice of such termination to Lessor within fifteen (15) days following the date of such taking, and in the event of such termination, rent shall cease as of the date of such termination and any rent paid beyond that date shall be refunded to Lessee. Whether or not Lessee shall exercise such right, Lessor and Lessee shall have and retain their respective rights to compensation from the condemning authority in connection with and following a taking by eminent domain. If Lessee does not terminate this Lease following a substantial taking by eminent domain or if the portion of the Premises or the access or parking for the Building taken is not substantial, the rent payable under this Lease for the remainder of the term shall be reduced as of the date of taking in the proportion that the area of the part taken bears to the total area of the Premises just prior to such taking or to equitably account for the reduction in access or parking. Substantial, as used herein, shall refer to the ability of Lessee to carry on its normal business without material adverse impact.

                    28.     Holding Over.  If Lessee shall hold over after the expiration of the Lease Term or other termination of this Lease, such holding over shall not be deemed to be a renewal of this Lease but shall be deemed to create a tenancy-at-will and by such holding over Lessee shall continue to be bound by all of the terms and conditions of this Lease except that during such tenancy-at-will, Lessee shall pay to Lessor (a) Rent at the rate equal to one hundred fifty percent (150%) of that provided for hereinabove and (b) any and all operating expenses and other forms of Additional Rental payable under the terms of this Lease. The increased Rent during such holding over is intended to liquidate any losses, damages and expenses suffered by Lessor as a result of such holdover, including frustrating and delaying Lessor’s ability to secure a replacement lessee. If Lessor loses a prospective lessee because Lessee fails to vacate the Premises on expiration of this Lease after notice to do so, Lessee will be liable for such damages as Lessor can prove because of Lessee’s wrongful failure to vacate.

                    29.     Hold Harmless.  Lessee agrees that all property belonging to or in the name, custody or control of Lessee or any occupant of the Premises which is in or on the Premises shall be there at the risk of Lessee or such occupant only, and Lessor shall not be liable for any injury thereto or loss or destruction thereof, excepting injury or loss resulting from breach of the terms of this Lease by Lessor. Lessee further agrees that Lessor shall not be liable to Lessee or any person for any injury, loss or damage to property or to any person on the Premises or on the common areas appurtenant thereto, excepting injury or loss resulting from breach of the terms of this Lease by Lessor. Lessor shall not be responsible for or liable to Lessee for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises, or any part of the premises, adjacent to or connected with the Premises or any part of the Premises shown on the Site Plan or for any loss or damage resulting to Lessee or its property from burst, stopped or leaking water, gas, sewer or steam pipes or for any damage or loss of property within the Premises from any causes whatsoever, including theft, excepting injury or loss resulting from breach of the terms of this Lease by Lessor.

                    30.     No Waiver.  No assent, express or implied, to any breach of any of covenants or agreements shall be deemed a waiver of any succeeding breach of the same covenant or agreement. No delay or omission in exercising any right or remedy shall operate as a waiver thereof or the exercise of any other right or remedy.

                    31.     Leasehold Improvement Allowance.  Lessor agrees to provide to Lessee a THREE HUNDRED THOUSAND AND NO/100 DOLLARS ($300,000.00) allowance for the cost of leasehold improvements in the Premises. Lessor shall disburse the allowance (to Lessee or directly to Lessee’s contractor, as Lessee elects) on a monthly basis, within fifteen (15) days after receipt of invoice for work performed or materials purchased, executed by Lessee’s contractor. Any portion of the allowance not used for improvements to the Premises shall be placed in a separate account held by Lessor for future tenant improvements as required by Lessee and reasonably approved by Lessor during the term of this Lease. Lessee shall have full access to the Premises upon full execution of this Lease for the purpose of installing its fixtures, furniture and equipment. All leasehold improvements constructed by Lessor (or Lessee) shall be deemed to be Lessor’s property immediately upon installation in the Premises.

                    32.     Move-In Allowance.  In addition to the foregoing leasehold improvements allowance, Lessor agrees to pay to Lessee the sum of FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($400,000.00) as a move-in allowance. This sum shall be paid by Lessor to Lessee within thirty (30) days from the commencement of Base Rent Payment, but in any event not earlier than October 1, 2004.

                    33.     Right to Expand.  In the event that Lessee desires to expand the Premises to include the contiguous space of approximately 28,160 square feet depicted on Exhibit “B” as the “Expansion Space”, Lessee must provide written notice to Lessor no later than the second anniversary of the Commencement Date of its desire to do so, which notice must be provided at least one hundred twenty (120) days prior to the desired move-in date. The expansion space will be leased to Lessee upon the same terms and conditions as this Lease (including the then current Base Rent).

                    34.     Attorneys’ Fees.  If Lessor or Lessee shall bring any action for any relief against the other, declaratory or otherwise, arising out of or under this Lease, including any suit by Lessor for the recovery of rent or possession of the Premises, the losing party shall reimburse the successful party for all reasonable attorneys’ fees and disbursements incurred by the successful party in such suit and such attorneys’ fees shall be deemed to have accrued on the commencement of such action and shall be paid whether or not such action is prosecuted to judgment.

                    35.     Entire Agreement.  This Lease contains all of the agreements, covenants and conditions between the parties hereto with respect to the subject matter hereof and may not be altered or modified orally or in any other manner, except by an agreement in writing signed by all of the parties hereto, or by their respective successors in interest. The covenants and agreements herein contained shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successor and assigns. This Lease constitutes a Florida contract and shall be construed according to the laws of that state. The parties agree that the venue for any litigation arising hereunder shall be in a court of competent jurisdiction in Pinellas County, Florida.

                    36.     Subordination of Landlord’s Lien.  At Lessee’s request, Lessor shall execute documents acceptable to Lessee’s lenders, acknowledging Lessor’s subordination of its landlord’s lien under Florida law to any financing obtained by Lessee secured by a security interest granted in Lessee’s personal property located on the Premises.

                    37.     Generator/UPS.  Lessee shall have the right, without additional rental charge, to install and use: (a) an uniterruptable power supply (UPS) within the Premises, and (ii) up to a 750 kilowatt emergency generator containing a 100 gallon fuel tank and a concrete generator pad on the Building grounds, in the location reasonably approved by Lessor. The installation of the UPS, generator and generator pad shall be in compliance with Applicable Laws. Lessee shall be solely responsible for the cost of installation, operation and maintenance of the UPS and generator. The UPS and generator shall become the property of Lessor and shall be surrendered with the Premises, as a part thereof, at the end of the term hereof.

The balance of this page was intentionally left blank.

        IN WITNESS WHEREOF, the parties have caused these presents to be executed as of the day and year first above written.

Signed, sealed and delivered in the presence of:	LESSOR:

GATEWAY BUSINESS CENTRE, LTD., a Florida limited partnership
(Signature of first witness on this line)

By: GATEWAY BUSINESS CENTRE MANAGEMENT, INC., a Florida corporation, its General Partner
(Legibly print name of first witness on this line)

By:
(Signature of second witness on this line)		Jerome Fleeman, President

(CORPORATE SEAL)
(Legibly print name of second witness on this line)

	Date:		2004

LESSEE:

MEDICAL TECHNOLOGY SYSTEMS, INC.
(Signature of first witness on this line)	a Delware Corporation

By:
(Legibly print name of first witness on this line)		(Signature of officer on this line)

(Signature of second witness on this line)		(Legibly print name of officer on this line)

	Its		President
(Legibly print title of officer on this line)

(CORPORATE SEAL)
(Legibly print name of second witness on this line)
	Date:		2004

EXHIBIT “A”

SITE PLAN OF THE LAND

EXHIBIT “B”

FLOOR PLAN

EXHIBIT “C”

WORK LETTER AGREEMENT

        This Work Letter Agreement (this “Agreement”) is made and entered into this ______ day of March, 2004, between Gateway Business Centre, LTD (“Lessor”) and Medical Technology Systems, Inc. (“Lessee”). In the event of any inconsistencies between this Agreement and the Industrial Lease (the “Lease”) dated concurrently herewith to which this Agreement is attached as Exhibit “C”, this Agreement shall control. Capitalized terms used in this Agreement shall, unless otherwise specifically set forth herein, have the same meanings as in the Lease.

          1.     Lessor shall complete the initial buildout of the Premises as shown on the Final Plans (defined below) and as more fully described in this Section (“Initial Improvements”). To the extent that any demising walls is required by pertinent governmental authority to separate the Premises from the remainder of the Building, Lessor shall construct such demising wall at its sole cost (not to be funded from the Leasehold Improvement Allowance). Lessor shall engage an architect licensed in the State of Florida (“Architect”), to prepare preliminary space plans, which plans must be approved by Lessor and Lessee. Architect shall prepare complete and detailed demolition, architectural, structural, mechanical and engineering plans and specifications prepared and stamped by Architect, showing the Initial Improvements (“Construction Plans”). The cost of Architect’s services shall be funded by Lessor from the Leasehold Improvement Allowance. The Construction Plans shall be substantially in accordance with the preliminary space plans and shall otherwise be acceptable to Lessee in its reasonable discretion.

         2.     As used herein, “Final Plans” refers to the Construction Plans after the same have been approved in writing by Lessee.

         3.     Promptly following Lessee’s approval of the Final Plans, Lessor shall cause the Final Plans to be submitted for bid to not fewer than three (3) general contractors selected by Lessor. Lessee shall select one of the three contractors within three (3) business days of receiving the three (3) bids. Lessor shall engage the General Contractor to construct the Initial Improvements under an “open book” and Guaranteed Maximum Price (GMP) construction contract approved by Lessee, which shall provide for a price equal to the cost of the work plus the contractor’s overhead/general conditions and profit with a guaranteed maximum price (GMP).

         4.     Lessor shall not be responsible or liable for any delay in substantially completing the Initial Improvements resulting from any act, neglect, failure or omission of Lessee, its agents, servants, employees, contractors, or subcontractors (“Lessee Delay”). Lessee Delay means any actual delay resulting from:

a.	Lessee’s disapproval of the initial bids (including revision of the Construction Plans and resubmittal to contractors); or

b.	Lessee’s request for long lead item materials, finishes or installations (identified as such by Lessor at the time of Lessee’s selection); or

c.	Any change to or revision of the Final Plans (“Revisions”); or

d.	Lessee’s interference with Lessor’s performance of its construction obligations.

         5.     Lessor shall construct the Initial Improvements in accordance with the Final Plans and in compliance with all Applicable Laws. Lessor shall achieve Substantial Completion of the Initial Improvements on or before September 1, 2004 (30 days before the target Commencement Date). Lessee shall have the right from time to time to inspect the Premises during the construction of the Initial Improvements provided such inspection does not interfere with construction of the Initial Improvements.

         6.     During the 30 days before the Commencement Date, Lessee and its contractors and agents may enter the Premises to install equipment, furniture and fixtures and perform Lessee finishing work (“Lessee Work”) as it may desire provided that the Lessee Work is coordinated with Lessor to minimize interference with the performance of the Initial Improvements.

         7.     Lessee shall have the right to make Revisions. All Revisions shall be subject to Lessor’s prior written approval, which shall not be unreasonably withheld provided the Revisions are non-structural in nature. Lessor shall either approve or disapprove the Revisions within five (5) business days after submission thereof by Lessee. Lessor shall notify Lessee in writing of the actual out-of-pocket cost incurred by Lessor for such Revisions, and any Lessee Delay that the performance of the same may entail. If Lessee agrees with the cost and delay of such Revisions, Lessee shall acknowledge Lessee’s approval in writing within three (3) business days after Lessor’s notice thereof to Lessee. If Lessee fails to approve of the cost of such Revisions (and, if requested by Lessor, the amount of any Lessee Delay that Lessor estimates will occur as a result of such Revisions) within three (3) business days, Lessor shall not approve such Revisions. The cost of any Revisions shall be borne solely by Lessee.

         8.     Lessor shall notify Lessee of the date of Substantial Completion at least five (5) days prior thereto. As used herein, “Substantial Completion” shall mean that, with the exception of minor punch-list items which do not adversely affect Lessee’s use of the Premises, the Initial Improvements have been completed in accordance with the Final Plans and in compliance with all Applicable Laws and all mechanical systems serving or affecting the Premises shall then be in good working order. Lessor and Lessee shall thereupon set a mutually convenient time for Lessee and Lessor to inspect the Premises, at which time Lessee shall prepare and submit to Lessor a punch list of items to be completed. Lessor shall complete the punch list items within 30 days. In the event of any dispute as to when and whether the Initial Improvements have been substantially completed, the certificate of Lessor’s Architect and the temporary or final certificate of occupancy or completion (as may be applicable) issued by the local governmental authority shall be conclusive evidence of such completion, effective on the date of the issuance of such certificate to Lessee.

         9.     If Lessor’s Work is not Substantially Completed by the “Substantial Completion Target Date” for any reason or cause other than acts of God or other matters beyond the reasonable control of Lessor, its contractors or subcontractors (hereinafter referred to as “Force Majeure”) or Lessee Delay, the Commencement Date shall be delayed 1 day for each such day of delay in achieving Substantial Completion. In that event, beginning on the Commencement Date as adjusted, Base Rent will abate one (1) day for each day of delay in achieving Substantial Completion and Lessor shall be responsible for any expenses directly or indirectly incurred by Lessee due to the delay.

         10.     The “Commencement Date” of the Lease shall be the date on or after October 1, 2004, which the following conditions have been satisfied: (i) Substantial Completion of the Initial Improvements has occurred; and (ii) at least thirty (30) days have elapsed after Substantial Completion during which Lessee has been afforded unrestricted access to all parts of the Premises for installation of, equipment, fixtures, and furnishings. The Commencement Date will not be adjusted for delays caused by Lessee.

        “Lessee’s Construction Costs” means the total amount actually paid by Lessor for all costs related to the tenant improvements, including by way of illustration and not limitation, architect and engineer fees, permit fees, connection fees, application and license fees. supervision fees and impact fees under the contract with the General Contractor for the Initial Improvements, as increased or decreased pursuant to any change order executed by Lessor and Lessee in accordance with the provisions of this Agreement. Lessee’s Construction Costs will not include: (i) any construction management or plan approval fees, supervision or overhead charges of Lessor or any affiliate of Lessor, or any other costs and expenses of Lessor; (ii) any additional costs associated with correcting any deficiencies in workmanship, equipment and materials; or (iii) overtime work unless pre-approved in writing by Lessee; (iv) charges for parking, utilities, elevator services, or security.

         11.     Lessor warrants that the Initial Improvements will be free from defects in workmanship or material and will comply with the Final Plans and Applicable Laws. In addition, Lessor also warrants that all equipment and materials installed in the Initial Improvements will be new and of good quality.

        IN WITNESS WHEREOF, the parties have signed and delivered this Lease as of the day and year first above written.

"LESSOR"

"LESSEE"

EXHIBIT “D”

INSURANCE QUESTIONNAIRE

A.	Do you use, store or contemplate using at any time fluids or other materials having a closed cup flash 80 degrees or less including, but not limited to, gasoline, benzene, carbon disulfide, naphtha, kerosene, LPG, or other materials?

                    Yes           No        If yes, please answer the following:

1.	Will you use Underwriter’s Laboratory approved self-closing cans?  Yes  No

2.	What is the gallon capacity you anticipate storing or using?

3.	Will the above be “shelf stock” stored in original sealed containers:  Yes  No

4.	Do you plan to store or use outside the building?  Yes  No

B.	Do you have or plan to have a gasoline engine or other gasoline powered equipment to be used in the building (other than forklifts)?  Yes  No

C.	Do you contemplate the use of any spray painting equipment?

                    Yes           No        If yes, please answer the following:

1.	Will you use Underwriter’s Laboratory approved booth be installed?  Yes  No

2.	If yes, submit the specifications for the booth or furnish the name of the booth company and person to contact, including telephone and address.

3.	Is the booth vented to the outside of the building?  Yes  No

D.	Do you contemplate or plan to operate a restaurant or similar cooking facility?

                    Yes           No        If yes, please answer the following:

1.	Will you install an Underwriter’s Laboratory approved hood and dust fire extinguisher system?  Yes  No

E.	Do you contemplate the use of the Premises for any woodworking operation?

                    Yes           No        If yes, please answer the following:

1.	Will a dust collection system be attached to each work station that has a saw?  Yes  No

2.	Describe the type of woodworking that is to be done.

F.	Do you contemplate the use of the Premises for any plastics manufacturing?  Yes  No

If yes, describe the type of manufacturing _________________________________________

G.	Do you contemplate any of the following? If yes, please check the appropriate boxes.

	Storage of dynamite caps or gunpowder		Celluloid Goods
	Paper Box Manufacturing		Fireworks
	Excelsior Works		Furniture Repairing
	Paper Shredding		Furniture Factories
	Upholstery Works		Moving Picture Film
	Cotton Storage		Paint Manufacturing
	Broom Manufacturing		Printer’s Ink Manufacturing
	Calcium Carbide (storage)		Rubber Tire Recap

H.	If building is sprinklered, please answer the following:

1.	Do you contemplate storing without racks, or over 12 feet with racks?  Yes  No

2.	How many fee in height will it go? ___________________________

3.	Will you use racks or shelves?  Yes  No If yes, please answer the following:

(a)	Are racks slatted or solid?  Slatted  Solid

(b)	What is width of racks? _______________________________

(c)	Will racks be single or double  Single  Double

(d)	What is aisle width between racks? _______________________________

4.	Describe goods to be stored:

5.	What materials are products?

6.	Will your inventory consist of the following? Please check the appropriate boxes:

	Linoleum Product		Alcohols in Cans, Bottles or Cartons
	Lacquers in Canisters		Wood Patterns, Pallets and Flats
	All High Hazard		Upholstered Furniture
	Rolled Pulp & Paper (vertical storage)		Wooden Furniture
	Rolled Pulp & Paper (racked storage)		Unbanded or Light Tissue Crepe
	Rolled Asphalt Paper (vertical)		Eight-six Pro Liquors
	Baled Waste Paper		Foam or Sponge Rubber
	Pharmaceuticals		Foamed Plastic Products (with or without cartons)
	Crude or Synthetic Rubber		Rubber Tires
	Goods Encapsulated by Plastic		Rugs and Carpets

I.	If any of the above is “checked”, do you plan to install approved in-rack or in-bin sprinklers?  Yes  No

J.	Do you plan to install other fire protection devices?  Yes  No

If yes, please describe:

K.	What is your contemplated usage if no previously covered?

Company Name:   ______________________________________________________________________

Location of Premises to be Leased:   ________________________________________________________

Date:  _________________  Signed by: ______________________________  Title __________________

EXHIBIT “E”

COMMON AREA EXPENSE EXCLUSIONS

The following are excluded from Common Area Expenses:

1.	Repairs or other work occasioned by fire, windstorm, or other casualty of an insurable nature in excess of any deductible, or by the exercise of the right of eminent domain.

2.	Attorney’s fees, costs, and disbursements, and other expenses incurred in connection with negotiations or disputes with other Lessees, other occupants, or prospective Lessees or other occupants.

3.	Expenses, including permits, license, design, space planning, and inspection costs, incurred in tenant build-out, renovating or otherwise improving or decorating, painting or redecorating space for other tenants or other occupants of space.

4.	Lessor’s cost of electricity and other services that are sold to other tenants or for which Lessor is entitled to be reimbursed by tenants or other parties.

5.	Any cost for depreciation and amortization.

6.	All costs incurred due to violation by Lessor or any other tenant of the terms and conditions of any lease.

7.	Costs incurred to cure or correct any design or construction defects.

8.	Costs incurred to cure any violation of, or to otherwise comply with, any laws, statutes, ordinances, codes or other governmental rules, regulations or requirements in force as of the date of this Lease.

9.	The excess over competitive costs by independent suppliers and contractors, of the cost of supplies and services provided by subsidiaries and affiliates of Lessor.

10.	Interest on debt or amortization payments on any mortgages, and rental payments on any ground lease or other underlying lease.

11.	Lessor’s general overhead except to the extent it is expended in direct connection with management and operation of the Building.

12.	Compensation and benefits provided to administrative and executive personnel of Lessor above the level of Building superintendent.

13.	Management costs or fees to the extent they exceed competitive costs for the management of comparable buildings in the general vicinity of the Building (and in no event in excess of 5% of gross rent received from the operation of the Building).

14.	Any charge for Lessor’s income tax, excess profit tax, franchise tax, or like tax on Lessor’s business and tax penalties incurred as a result of Lessor’s negligence, inability or unwillingness to make payments and/or to file any income tax or informational returns when due.

15.	Costs incurred in the removal, encapsulation, replacement, or other treatment to any substance considered to be detrimental to the health, safety, or general environment of the tenants and occupants of the Building and notwithstanding any contrary provision of this Lease, costs arising from the presence of hazardous materials, asbestos or PCB’s in or about the Building or Land which violate laws in effect as of the date of this Lease.

16.	Advertising, promotional and marketing costs and leasing commissions, attorneys’ fees and other related costs and expenses in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building.

17.	Overhead and profit increment paid to Lessor or to subsidiaries or affiliates of Lessor for goods and/or services in the Building to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis.

18.	Costs of signs in or on the Building or Land identifying the owner of the Building or other tenants’ signs.

19.	Costs incurred in connection with upgrading the Building to comply with the applicable laws and codes, including without limitation, Americans with Disabilities Act, life, fire handicap, and safety codes in effect as of the date of this Lease.

20.	Assessments which can be paid by Lessor in installments, shall be paid by Lessor in the maximum number of installments permitted by law and not included except in the year in which the assessment or premium installment is actually paid.

21.	Costs arising from the negligence or fault of Lessor or its agents, or any vendors, contractors, or providers of materials or services selected, hired or engaged by Lessor or its agents including, without limitation, the selection of building materials.

22.	Costs arising from Lessor’s charitable or political contributions.

Lessor and Lessee intend that Additional Rental paid by Lessee under this Lease reimburse Lessor for any actual increase in costs incurred by Lessor but not provide a profit to Lessor. In no event shall Additional Rental per square foot, as determined by Lessor for any calendar year, multiplied by the rentable area of the Building, exceed one hundred percent (100%) of the actual expenses included in the definition of Additional Rental incurred by Lessor in that calendar year.

EXHIBIT “F”

RULES AND REGULATIONS

I.	All parking shall be within the property boundaries and within marked parking spaces. There shall be no on-street parking and at no time shall any lessee obstruct drives and loading areas intended to the use of all lessees. The drives and parking areas are for the joint and nonexclusive use of Lessor’s tenants, and their agents, customers and invitees, unless specifically marked. In the event Lessee, its agents, customers and/or invitees use a disproportionate portion of the parking, Lessor shall have the right to restrict Lessee, its agents, customers and/or invitees to certain parking areas. Lessee shall not permit any fleet trucks to park overnight in the Building’s parking areas. Lessee shall not leave any vehicle in a state of disrepair (including without limitation, flat tires, out of date license plates) on the Premises or project. If Lessee, or its employees, agents or invitees, park their vehicles in areas other than the designated parking areas or leave any vehicle in a state of disrepair, Lessor, after giving written notice to Lessee of such violation, shall have the right to remove such vehicle at Lessee’s expense.

II.	Unless specifically approved by Lessor in writing, no materials, supplies or equipment shall be stored anywhere except inside the Premises. In no event shall lessee cause or allow any outside storage of trash, refuse or debris, whether in the area of the dumpster or otherwise.

III.	No additional locks shall be placed on the doors of the Premises by Lessee nor shall any existing locks be changed unless Lessor is immediately furnished with two (2) keys thereto. Lessor will, without charge, furnish Lessee with two (2) keys for each lock on the entrance doors when Lessee assumes possession, with the understanding that at the termination or expiration of the term of the Lease the keys shall be returned.

IV.	Lessee will refer all contractors, contractor’s representatives and installation technicians rendering any service on or to the Premises for Lessee to Lessor for its approval (not to be unreasonably withheld) and supervision before performance of any service. This provision shall apply to all work performed on or about the Leased Premises or project in the Building, including, but not limited to, installations of electrical devices and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment or any other physical portion of the Building.

IV.	No Lessee shall at any time occupy any part of the Building as sleeping or lodging quarters.

VI.	Lessee shall not place, install or operate on the Premises or in any part of the Building, an engine, stove or machinery, or conduct mechanical operations or cook thereof or therein, or place in use in or about the Premises any explosives., gasoline, kerosene, oil, acids, caustics or any other flammable, explosive or hazardous material without the prior written consent of Lessor, except as permitted under the Lease.

VII.	Windows facing the Building exterior shall at all times be wholly clear and uncovered (except for such blinds or curtains or other window coverings Lessor may provide or approve) so that full unobstructed view of the interior of the Premises may be had from outside the Building.

VIII.	No dogs, cats, fowl, reptiles or other animals shall be brought into or kept in or about the Premises or project except for dogs specifically trained to assist disabled persons.

IX.	None of the parking, plaza, recreation or law areas, entries, passages, doors or stairways shall be blocked or obstructed, or any rubbish, litter, trash or material of any nature placed, emptied or thrown into these areas nor shall such area be used by Lessee’s agents, employees or invitees at any time for purposes inconsistent with their designation by Lessor.

X.	Lessor will not install any antenna or aerial wire or other equipment outside of the Building or upon the roof of the Building without Lessor’s prior written approval not to be unreasonably withheld.

EXHIBIT “G”

MEMORANDUM OF LEASE

PAGES	__________
ACCT	__________
REC	__________
DR 219	__________
DS	__________
INT	__________
FEES	__________
MTF	__________
P/C	__________
REV	__________	This instrument prepared by and RETURNED TO:
TOTAL	__________	JAMES N. POWELL
CK BAL	__________	Powell, Carney, Gross, Maller & Ramsay, P.A.
CHG	__________	Post Office Box 1689
AMT	__________	St. Petersburg, Florida 33731-1689	(Space above reserved for Clerk's Office)

MEMORANDUM OF LEASE

        THIS MEMORANDUM OF LEASE (the “Memorandum”) is entered into this _______ day of _____________, 2004, by and between GATEWAY BUSINESS CENTRE, LTD., a Florida limited partnership, whose address is 3093 46th Avenue North, St. Petersburg, Florida 33714 (hereinafter called “Lessor”) and MEDICAL TECHNOLOGY SYSTEMS, INC., a ________________ corporation, whose address is 2003 Gandy Boulevard North, St. Petersburg, Florida 33716 (hereinafter called “Lessee”) and is made with reference to the following facts:

RECITALS

    A.        Lessor is the owner in fee simple title to that certain real property located in Pinellas County, Florida, and which is more particularly described in Exhibit “A” attached hereto and by this reference made a part hereof (the “Property”).

    B.        On or about ____________________, 2004, Lessor and Lessee entered into that certain Lease Agreement (the “Lease”) whereby Lessor agreed to lease to Lessee the Property.

    C.        The Lease provided in part that the Property is leased to Lessee and the term of this Lease commenced on May 1, 2004 and shall continue thereafter until April 30, 2014 (the “Termination Date”).

        NOW, THEREFORE, for and in consideration of the premises, the parties covenant and agree as follows:

     1.        Notice.  The parties hereby give notice of public record of the existence of said Lease and the matters contained therein, and all parties dealing with the Property or with any parties attempting to obtain any interest or lien therein on or after the date hereof, are hereby put on public notice and inquiry of the matters contained in said Lease.

     2.        Construction Lien Limitation.  The Lease Agreement by and between the above captioned Lessor and Lessee specifically prohibits Lessee from taking any action which would cause the interest of Lessor in the described real property to be subject to liens for improvements made by Lessee. The Lease Agreement specifically prohibits Lessee from taking any action which would subject the Premises to any lien of mechanic’s, laborers, materialmen, contractors or subcontractors, or to any other liens or charges whatsoever arising out of the construction, maintenance or repair of the building, structures or other improvements or arising in any other manner. Under the terms of the Lease Agreement, Lessee agrees to discharge promptly any mechanic’s, materialmen’s or other liens against the Premises which may arise out of or be purported to be due for any labor, services, materials, supplies or equipment alleged to have been furnished to or for Lessee in, upon or about the described Premises.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

Signed, sealed and delivered in the presence of:	LESSOR:

GATEWAY BUSINESS CENTRE, LTD., a Florida limited partnership
(Signature of first witness on this line)

By: GATEWAY BUSINESS CENTRE MANAGEMENT, INC., a Florida corporation, its General Partner
(Legibly print name of first witness on this line)

By:
(Signature of second witness on this line)		Jerome Fleeman, President

(CORPORATE SEAL)
(Legibly print name of second witness on this line)

	Date:		2004

LESSEE:

MEDICAL TECHNOLOGY SYSTEMS, INC.
(Signature of first witness on this line)	a Delware Corporation

By:
(Legibly print name of first witness on this line)

(Signature of second witness on this line)		(Legibly print name of officer on this line)

	Its		President

(CORPORATE SEAL)
(Legibly print name of second witness on this line)
	Date:		2004

STATE OF FLORIDA                    )
COUNTY OF MIAMI-DADE       )

        The foregoing instrument was acknowledged before me this ___________ day of ____________, 2004, by JEROME FLEEMAN as President of GATEWAY BUSINESS CENTRE MANAGEMENT, INC., a Florida corporation, as General Partner of GATEWAY BUSINESS CENTRE, LTD., a Florida limited partnership, on behalf of the partnership. He  is personally known to me, or  produced a valid Florida driver’s license or  ________________________________________________________ as identification.

My Commission Expires:
	Notary Public	(SEAL)

(Legibly print name of notary public on this line)

STATE OF ______________
COUNTY OF ______________

The foregoing instrument was acknowledged before me this ________ day of _________, 2004, by _________________________________ as ________________ President of MEDICAL TECHNOLOGY SYSTEMS, INC., a __________________ corporation, on behalf of the corporation.  He  She is  personally known to me, or  produced a valid _______________ driver's license, or  _______________________________________ as identification.

My Commission Expires:
	Notary Public	(SEAL)

(Legibly print name of notary public on this line)

EXHIBIT “H”

SNDA

PAGES	__________
ACCT	__________
REC	__________
DR 219	__________
DS	__________
INT	__________
FEES	__________
MTF	__________
P/C	__________
REV	__________	This instrument prepared by and RETURNED TO:
TOTAL	__________	JAMES N. POWELL
CK BAL	__________	Powell, Carney, Gross, Maller & Ramsay, P.A.
CHG	__________	Post Office Box 1689
AMT	__________	St. Petersburg, Florida 33731-1689	(Space above reserved for Clerk's Office)

SUBORDINATION, NON-DISTURBANCE
AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (the "Agreement") is made by and between ___________________________________, a _________________ corporation with offices at ______________________________________ ("Lender") and __________________________, a ____________ corporation, with its principal place of business at ________________________________ ("Tenant").

RECITALS

    A.        Lender has made or is about to make a loan (together with all advances and increases, the “Loan”) to Gateway Business Centre, Ltd., a Florida limited partnership (“Borrower”).

    B.        Borrower, as landlord, and Tenant have entered in to a Lease dated ________________, (the “Lease”) which leased to Tenant __________________________ (the “Leased Space”) located in the Property (defined below).

    C.        The loan is or will be secured by the Mortgage, Assignment of Leases and Rents, Fixture Filing Statement and Security Agreement recorded or to be recorded in the official records of the County of Pinellas, State of Florida (together with all advances, increases, amendments or consolidations, the “Mortgage”) and the Assignment of Leases and Rents recorded or to be recorded in such official records (together with all amendments or consolidations, the “Assignment”), assigning to Lender the Lease and all rents, additional rents and other sums payable by Tenant under the Lease (the “Rent”).

    D.        The Mortgage encumbers the real property , improvements and fixtures located at Gateway Business Centre in the City of St. Petersburg, County of Pinellas, State of Florida, commonly known as ____________________________________________, and described on Exhibit “A” (the “Property”).

        IN CONSIDERATION of the mutual agreements contained in this Agreement, Lender and Tenant agree as follows.

                   1.        The Lease and all of Tenant’s rights under the Lease are and will remain subject and subordinate to the lien of the Mortgage and all of Lender’s rights under the Mortgage and Tenant will not subordinate the Lease to any other lien against the Property without Lender’s prior consent.

                   2.        This Agreement constitutes notice to Tenant of the Mortgage and the Assignment and, upon receipt of notice from Lender, Tenant will pay the Rent as and when due under the Lease to Lender and the payments will be credited against the Rent due under the Lease.

                   3.        Tenant does not have and will not acquire any right or option to purchase any portion of or interest in the Property.

                   4.        Tenant and Lender agree that if Lender exercises its remedies under the Mortgage or the Assignment and if Tenant is not then in default under this Agreement and if Tenant is not then in default beyond any applicable grace and cure periods under the Lease;

                               (a)        Lender will not name Tenant as a party to any judicial or non-judicial foreclosure or other proceeding to enforce the Mortgage unless joinder is required under applicable law but in such case Lender will not seek affirmative relief against Tenant, the Lease will not be terminated and Tenant’s possession of the Leased Space will not be disturbed;

                               (b)        If Lender or any other entity (a “Successor Landlord”) acquires the Property through foreclosure or other proceeding to enforce the Mortgage or by deed-in-lieu of foreclosure (a “Foreclosure”), Tenant’s possession of the Leased Space will not be disturbed and the Lease will continue in full force and effect between Successor Landlord and Tenant; and

                               (c)        If, notwithstanding the foregoing, the Lease is terminated as a result of a Foreclosure, a lease between Successor Landlord and Tenant will be deemed created, with no further instrument required, on the same terms as the Lease except that the term of the replacement lease will be the then unexpired term of the Lease. Successor Landlord and Tenant will execute a replacement lease at the request of either.

                   5.        Upon Foreclosure, Tenant will recognize and attorn to Successor Landlord as the landlord under the Lease for the balance of the term. Tenant’s attornment will be self-operative with no further instrument required to effectuate the attornment except that at Successor Landlord’s request, Tenant will execute instruments reasonably satisfactory to Successor Landlord confirming the attornment.

                   6.        Successor Landlord will not be:

                               (a)        liable for any act or omission of any prior landlord under the Lease occurring before the date of the Foreclosure except for repair and maintenance obligations of a continuing nature imposed on the landlord under the Lease;

                               (b)        required to credit Tenant with any Rent paid more than one month in advance or for any security deposit unless such Rent or security deposit has been received by Successor Landlord;

                               (c)        bound by any amendment, renewal or extension of the Lease that is inconsistent with the terms of this Agreement or is not in writing and signed by both Tenant and landlord;

                               (d)        bound by any reduction of the Rent unless the reduction is in connection with an extension or renewal of the Lease at prevailing market terms or was made with Lender’s prior consent;

                               (e)        bound by any reduction of the term 1 of the Lease or any termination, cancellation or surrender of the Lease unless the reduction, termination, cancellation or surrender occurred during the last 6 months of the term or was made with Lender’s prior consent;

                               (f)        bound by any amendment, renewal or extension of the Lease entered into without Lender’s prior consent if the Leased Space represents 50% or more of the net rentable area of the building in which the Leased Space is located;

                               (h)        bound by any obligation to make improvements to the Property, including the Leased Space, to make any payment or give any credit or allowance to Tenant provided for in the Lease or to pay any leasing commissions arising out of the Lease, except that Successor Landlord will be:

                                             (i)        bound by any such obligations expressly set forth in the Lease;

                                             (ii)        bound by any such obligations if the overall economic terms of the Lease (including the economic terms of any renewal options) represented market terms for similar space in properties comparable to the Property when the Lease was executed; and

                                             (iii)        bound to comply with the casualty and condemnation restoration provisions included in the Lease provided that Successor Landlord receives the insurance or condemnation proceeds;

                               (i)        liable for obligations under the Lease with respect to any off-site property or facilities for the use of Tenant (such as off-site leased space or parking) unless Successor Landlord acquires in the Foreclosure, the right, title or interest to the off-site property.

                   7.        Lender will have the right, but not the obligation, to cure any default by Borrower, as landlord, under the Lease. Tenant will notify Lender of any default that would entitle Tenant to terminate the Lease or abate the Rent and any notice of termination or abatement will not be effective unless Tenant has so notified Lender of the default and Lender has had a 30-day cure period (or such longer period as may be necessary if the default is not susceptible to cure within 30 days) commencing on the latest to occur of the date on which (i) the cure period under the Lease expires; (ii) Lender receives the notice required by this paragraph; and (iii) Successor Landlord obtains possession of the Property if the default is not susceptible to cure without possession.

                   8.        All notices, requests, or consents required or permitted to be given under this Agreement must be in writing and sent by certified mail, return receipt requested or by nationally recognized overnight delivery service providing evidence of the date of delivery, with all charges prepaid, addressed to the appropriate party at the address set forth above.

                   9.        Any claim by Tenant against Successor Landlord under the Lease or this Agreement will be satisfied solely out of Successor Landlord’s interest in the Property and Tenant will not seek recovery against or out of any other assets of Successor Landlord. Successor Landlord will have no liability or responsibility for any obligations under the Lease that arise subsequent to any transfer of the Property by Successor Landlord.

                   10.        This Agreement is governed by and will be construed in accordance with the laws of the state or commonwealth in which the Property is located.

                   11.        Lender and Tenant waive trial by jury in any proceedings brought by, or counterclaim asserted by, Lender or Tenant relating to this Agreement.

                   12.        If there is a conflict between the terms of the Lease and this Agreement, the terms of this Agreement will prevail as between Successor Landlord and Tenant.

                   13.        This Agreement binds and inures to the benefit of Lender and Tenant and their respective successors, assigns, heirs, administrators, executors, agents and representatives.

                   14.        This Agreement contains the entire agreement between Lender and Tenant with respect to the subject matter of this Agreement, may be executed in counterparts that together constitute a single document and may be amended only by a writing signed by Lender and Tenant.

The balance of this page was intentionally left blank.

IN WITNESS WHEREOF, Lender and Tenant have executed and delivered this Agreement as of the ____________ day of _______________, 200__.

Signed, sealed and delivered in the presence of:	LENDER:

(Insert name of Lender)
(Signature of first witness on this line)
By:
(Legibly print name of first witness on this line)
Name:
(Signature of second witness on this line)
Title:
(Legibly print name of second witness on this line)
	Date:	200___

TENANT:

(Insert name of Tenant)
(Signature of first witness on this line)
By:
(Legibly print name of first witness on this line)
Name:
(Signature of second witness on this line)
Title:
(Legibly print name of second witness on this line)
	Date:	200___

STATE OF FLORIDA                    )
COUNTY OF MIAMI-DADE       )

        The foregoing instrument was acknowledged before me this ___________ day of ____________, 2004, by JEROME FLEEMAN as President of GATEWAY BUSINESS CENTRE MANAGEMENT, INC., a Florida corporation, as General Partner of GATEWAY BUSINESS CENTRE, LTD., a Florida limited partnership, on behalf of the partnership. He  is personally known to me, or  produced a valid Florida driver’s license or  ________________________________________________________ as identification.

My Commission Expires:
	Notary Public	(SEAL)

(Legibly print name of notary public on this line)

STATE OF ______________
COUNTY OF ______________

The foregoing instrument was acknowledged before me this ________ day of _________, 2004, by _________________________________ as ________________ President of MEDICAL TECHNOLOGY SYSTEMS, INC., a __________________ corporation, on behalf of the corporation.  He  She is  personally known to me, or  produced a valid _______________ driver's license, or  _______________________________________ as identification.

My Commission Expires:
	Notary Public	(SEAL)

(Legibly print name of notary public on this line)

50